Exhibit 99.1
FOR IMMEDIATE RELEASE:

JAVELIN ENROLLS FIRST PATIENT IN PIVOTAL PHASE III
POSTOP PAIN STUDY OF DYLOJECT™

First Of Two Pivotal Efficacy Studies For US Registration To Begin

Cambridge, MA - May 31, 2006 - Javelin Pharmaceuticals, Inc. (OTC BB: JVPH), a developer of innovative prescription pain medications, today announced treatment of the first patient in its Phase III clinical program for its injectable NSAID, Dyloject™ (diclofenac sodium). This pivotal US study will enroll 360 patients with moderate-to-severe postoperative pain following abdominal surgery. A second pivotal US study in a different postoperative pain model (orthopedic surgery) is planned to begin later this year.

“Javelin has now commenced enrollment in Phase III programs for two of its three product candidates this month,” said Dr. Daniel Carr, the Company’s Chief Executive Officer and Chief Medical Officer. “As with our other Phase III program for the intranasal morphine product Rylomine™, in both cases a productive end-of-Phase II meeting with the FDA allowed us to define a straightforward path to regulatory approval. Javelin’s development team has been highly effective in bringing these two product candidates into Phase III clinical testing nearly simultaneously.”

This study follows the successful completion of a 353 patient Phase IIb study of Dyloject™ in patients with postoperative pain. Javelin’s Phase II studies of this nonselective NSAID showed it to be well tolerated, with a quicker onset, equal duration of effect, and less associated phlebitis than Voltarol™, the injectable diclofenac formulation currently marketed in Europe. An application to market Dyloject™ was filed last fall in Europe. Results of the latest Phase IIb study have been submitted for presentation at the annual meeting of the European Federation of IASP Chapters in September 2006.

About the Study
A total of 360 lower abdominal surgery patients from the United States will be randomized in this multi-center, double-blind, placebo- and comparator-controlled study, to receive either one of two doses of Dyloject™ (18.75 or 37.5 mg IV q6H), IV ketorolac 30 mg every six hours, or placebo. Patients with moderate-to-severe pain following lower abdominal surgery will be eligible for treatment in this study. The primary measure of efficacy is the Sum of the Pain Intensity Difference (SPID) over 48 hours as measured on the 0-100 mm Visual Analog Scale (VAS).

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Javelin News

About Dyloject™
Dyloject™, an injectable nonsteroidal anti-inflammatory drug (NSAID) has analgesic, anti-inflammatory and anti-pyretic activity. Diclofenac, the same active ingredient in Dyloject™, Voltaren®, Cataflam®, and Voltarol®, is a leading analgesic for the treatment of acute and chronic pain, and has a demonstrated history of efficacy and safety since its approval in 1981. The safety of short-term use of diclofenac, which is a nonselective NSAID and not a selective COX-2 inhibitor, has been reaffirmed in recent white papers issued in 2005 by European and U.S. regulatory agencies. Historically, diclofenac has been used to treat pain from inflammatory and degenerative forms of osteoarthritis, musculoskeletal conditions, acute attacks of gout, kidney stones, and after operations or trauma. Currently, the only injectable form of diclofenac in Europe and other parts of the world is Voltarol®. Voltarol® requires a slow (30 minutes or longer) infusion of a solution that is freshly prepared for each patient and is not available in the United States. Dyloject™ is a new Javelin formulation utilizing the same active ingredient as Voltarol®, but is given as a single, brief injection. Worldwide, no comparable formulation of diclofenac has been available previously.

About Javelin
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

Forward Looking Statement
This news release contains forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other governmental regulation, our ability to obtain working capital, our ability to successfully develop and commercialize drug candidates, and competition from other pharmaceutical companies.

Contacts: June Gregg Javelin Pharmaceuticals, Inc. (212) 554-4550 jgregg@javelinpharmaceuticals.com	Bryan Murphy LaVoie Group (781) 596-0200 X105 bmurphy@lavoiegroup.com

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